MARCUM
ACCOUNTANTS ▲ ADVISORS

March 29, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Coffee Holding Co., Inc. under Item 4.01 of its Form 8-K filed March 29, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on March 25, 2021, effective immediately. We are not in a position to agree or disagree with other statements of Coffee Holding Co., Inc. contained therein.

Very truly yours,

Marcum LLP

RM/mp

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